EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:  James River Coal Company
Elizabeth M. Cook
Director of Financial Reporting
(804) 780-3000

JAMES RIVER COAL COMPANY REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

-	Shipments increased from 2.00 million tons in the fourth quarter of 2004 to 2.23 million tons in the first quarter of 2005

-	Average sales price increased from $37.60 per ton for the fourth quarter of 2004 to $43.27 per ton for the first quarter of 2005

-	Mine 15 development continues on schedule

-	Company provides initial guidance for 2006 and 2007 production and financial metrics

Richmond, VA, May 3, 2005 – James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial grade coal, today announced that it had net income available to common shareholders of $309,000, or $0.02 per fully diluted share, for the first quarter of 2005.

“Our team did an outstanding job of working through the few remaining operational difficulties from the end of 2004 and showed substantial improvement throughout the quarter,” said James River President and Chief Executive Officer, Peter T. Socha. “The coal markets remain very robust, and have actually strengthened, during the traditional shoulder season.  We expect that this will have a positive impact on our open contract position for expected shipments in 2006 and 2007.  Our newly strengthened management team continues to develop and execute plans for growth through internal projects with expected rates of return significantly in excess of our cost of capital, as well as growth through disciplined strategic acquisitions to enhance the balance of our asset mix.”

QUARTERLY RESULTS

The following table shows selected operating results for the quarter ended March 31 2005 compared to the quarter ended March 31, 2004 (in 000’s, except per ton amounts).  Readers should note that the Company’s financial statements after our emergence from bankruptcy protection in May 2004 (Successor Company) are not comparable to the financial statements of the pre-emergence company (Predecessor Company).

	Three Months Ended March 31,
	2005 (Successor)		2004 (Predecessor)

	Total	Per Ton	Total	Per Ton

Company production (tons)	2,127		2,118
Coal from other sources (tons)	174		282

Total coal available to ship (tons)	2,301		2,400

Coal shipped (tons)	2,228		2,287%
Revenues
Coal sales	$96,401	43.27	79,239	34.65
Synfuel handling	1,474		1,619%
Cost of coal sold	80,942	36.33	65,707	28.73
Depreciation, depletion and amortization	9,478	4.25	9,272	4.05
Gross profit	7,455	3.35	5,879	2.57
Selling, general and administrative	5,035	2.26	3,561	1.56
Operating Income	2,420	1.09	2,318	1.01

The following table shows selected operating results for each of the three months in the quarter ended March 31, 2005 (tons in 000’s):

	January	February	March	Total

Tons Produced	721	757	823	2,301
Tons Shipped	630	713	885	2,228
Average Sales Price	$42.01	$42.74	$44.59	$43.27

Total production from Company and contractor mines was approximately 180,000 tons below internal goals for the quarter.  More than half of the shortfall was from a contractor surface mine delaying commencement of operations from January to April due to inclement winter weather and delays in obtaining production equipment.  The mine is now producing coal and expected to reach normalized production levels during the second quarter.  Based on the current mine plan for this surface mine, the first-quarter shortfall of 126,000 tons from this mine is expected to be recovered by December 31, 2005.  The remaining shortfall of 54,000 tons at Company mines was due to a variety of smaller difficulties, none of which would be considered material.

Higher mining costs continue to be a challenge for James River and the entire coal mining industry.  Sales related costs as a result of higher selling prices accounted for 17% of the increase in mining costs between the 1st quarter of 2004 and the 1st quarter of 2005.  Other factors contributing to the increased mining costs include higher costs for purchased materials including steel based products (45%), higher labor and benefit costs (16%), higher trucking costs (16%) and other increases (6%).

The type of mining conducted during the 1st quarter had a significant impact on mine productivity and mining costs.  During the 1st quarter of 2005 a higher proportion of mines were conducting new advancement operations within individual mine panels. Advancement mining has lower productivity and higher costs due to increased usage of steel based products for roof support as well as rubber based products for advancing belts.  During the 1st quarter of 2004, a higher proportion of Company mines were conducting retreat mining operations.  Retreat mining operations (or pillaring) within panels are conducted periodically throughout the year within each mine.  Retreat mining operations are characterized by very high productivity and lower costs for purchased materials.

The Company currently believes that a normalized cost of coal sold for the currently configured mining operations conducted over periods of both advancement and retreat operations would be approximately $34-$35 per ton.

The Company is also implementing a company-wide procurement effort that is intended to reduce the cost of purchased materials, primarily steel (roof bolts and miner bits) and rubber related products (rubber belting).

Selling, general and administrative expenses increased by approximately $1.5 million for the three months ended March 31, 2005 compared with the three months ended March 31, 2004.  This increase was primarily due to charges for stock related compensation (30%), an increase in bank fees for our asset backed credit facilities (15%), an increase in headcount for operations management positions to execute our strategic growth plan and due to the Company being a publicly traded company (18%), an increase in other administrative costs associated with being a publicly traded company (16%), and other miscellaneous expenses, none of which are individually significant (21%).

Capital expenditures for the three months ended March 31, 2005 totaled $14.7 million.  This compares with $6.8 million for the three months ended March 31, 2004.  Capital expenditures for Mine 15 during the 1st quarter of 2005 were $5.5 million.  There were no capital expenditures for Mine 15 during the 1st quarter of 2004.

MINE 15 UPDATE

The slope and shaft of Mine 15 at the McCoy Elkhorn complex have reached the bottom of the coal seam.  All development work underground and on the surface continues to be on schedule.

The Company continues to expect limited coal production beginning in the 4th quarter of 2005.  Coal production is expected to ramp up to full annualized production of approximately 1.4 to 1.5 million tons by the end of 2006.

Test results have been received for coal samples taken from the seam at the base of the slope.  The test results indicate that the coal can be sold as a high quality utility steam coal with average heat content of 13,000 BTU and average sulfur content during the initial years of mining of less than 1%.  The coal may also be used by the Company to blend with higher sulfur coal at the McCoy Elkhorn complex.  Depending on market conditions, and in certain limited circumstances, the coal may also be sold as a very low quality metallurgical coal for blending purposes by other suppliers to the metallurgical coal market.  At this time, the Company has not determined the percentage of coal that will be allocated to each end-market.

Due to the flexibility of shipping locations in all of the Company’s non-synfuel coal supply agreements, all coal from Mine 15 is considered uncommitted and unpriced.

CENTRAL APPALACHIA (CAPP) OPERATIONS GUIDANCE

Below are forecasts, which represent a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates. While the Company believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts and such differences could be material. These forecasts are subject to the risks identified under Forward Looking Statements below.  These forecasts are for CAPP production only.  As discussed below, the Company has entered into a definitive agreement to acquire Triad Mining, Inc., but specific guidance for Triad will only be provided following the closing of the transaction.  In general, we do not currently expect any material change in production or costs at Triad in the near future. We intend to work with the current management at Triad to develop a plan for growth beyond the current operating levels for 2006 and beyond.  The production guidance in this table does not include any production from company operated surface mines discussed elsewhere in this release.

	CAPP GUIDANCE

	2005 Estimate (Final Nine Months)	2006 Estimate	2007 Estimate

Shipping/Sales
(in millions, except per ton amounts)
Tons shipped	6.9-7.3	10.7-11.1	11.2-11.6

Tons committed and priced	6.7	4.7	1.6
Average price of commited tons	$41.87	$40.21	$38.37

Financial Forecast
(in millions)

Depreciation, depletion and amortization	$28-32	$40-43	$42-48
Capital expenditures	$46-52	$40-43	$42-48
Tax rate	20%	25%	25%

The Company does not have stoker coal under contract for 2006 or later years.

MARKET UPDATE AND CONTRACT ACTIVITY

Thus far in 2005, coal market pricing has remained exceptionally strong.  This has been particularly true during the traditionally slow shoulder season of the past few weeks. Recent spot market sales of steam coal for delivery during 2005 have averaged approximately $60 per ton.

The Company’s goals for the 2nd and 3rd quarter of 2005 will be to have approximately 80% of 2006 and 50% of 2007 expected shipments under contract at fixed and known prices. We will also intend to seek to lengthen the average term of our contracts from the current 2.1 years.

TRIAD

In March 2005, James River Coal Company announced it had entered into a definitive agreement to acquire all of the stock of Triad Mining, Inc.

Triad owns and operates six surface mines and one underground mine in Southern Indiana.

For the three months ended March 31, 2005, Triad had the following operating performance:

Tons produced	900,053
Revenues	$23.9 million
Operating income	$4.2 million (after DD&A of $1.6 million)

These figures have been included for informational purposes only.  We currently expect to close the transaction during the second quarter of 2005.

As part of due diligence for the Triad acquisition, we engaged an outside advisor to investigate the availability of additional reserves in the general vicinity of Triad operations.  Our outside advisor identified substantial additional reserves that should be considered for future development activities.  Since announcing the acquisition, we have been working with the principals and management of Triad in the evaluation of these properties.

TURNOVER AND EMPLOYEE RELATIONS

Low turnover and strong employee relations continue to be very important to James River Coal Company.  We believe that this leads to higher productivity and lower costs.  This is particularly true in mining conditions with thinner coal seams and during a period of increased competition for skilled mining labor.

We believe that the average for turnover in the coal mining industry of Central Appalachia is approximately 20-30%.  The overall net turnover for James River Coal Company for the twelve months ended March 31, 2005 was 7.9%.

We are currently developing safety and incentive plans that we expect to further reduce our employee turnover and improve employee relations.

GROWTH PROJECTS

James River Coal Company management is focused on growth projects in two areas during 2005:

1.	Surface Mining of Existing Reserves

The strategic plan for James River is to achieve balance between mining methods (underground and surface) and coal basins (CAPP and Illinois Basin).  As part of executing this plan, the management team is considering the development of surface mine reserves that are, primarily, controlled by the company.

The operations and engineering teams have identified 41 surface mining projects that merit further review.  More than 75% of these reserves are currently controlled by James River.  Sixteen of the projects have current state mine permits, and the Corps of Engineers permitting process has already begun on these properties.  The management team expects the list to be pared to six projects for board consideration and potential near-term development.

2.	Preparation Plant Projects

The management at James River Coal Company believes that the current preparation plants and loadout facilities have a great deal of potential for growth projects.  Because the cost to extract the coal from the ground has already been incurred, a small increase in yield can result in significant returns on invested capital.

The operations and engineering team has developed a list of projects that are intended to improve the yield of existing preparation plants.  The projects are concentrated in the screening and separation areas of the plants.  The management team expects to present the project analysis for board approval during the 2nd quarter of 2005.  If approved and the Company proceeds, the projects would be expected to be completed prior to the end of the 1st quarter of 2006.

FINANCIAL STATEMENTS

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31, 2005	December 31, 2004

	(Unaudited)
Assets

Current assets:
Cash	$1,724	3,879
Receivables:
Trade	37,496	23,871
Other	2,928	7,362

Total receivables	40,424	31,233

Inventories:
Coal	5,500	2,305
Materials and supplies	4,446	4,084

Total inventories	9,946	6,389

Prepaid royalties	3,731	4,358
Other current assets	4,310	6,337

Total current assets	60,135	52,196

Property, plant, and equipment, at cost:
Land	2,745	2,698
Mineral rights	162,577	162,577
Buildings, machinery and equipment	114,597	106,105
Mine development costs	11,428	5,729
Construction-in-progress	706	231

Total property, plant, and equipment	292,053	277,340
Less accumulated depreciation, depletion, and amortization	31,272	21,765

Property, plant and equipment, net	260,781	255,575
Restricted cash	8,425	8,404
Other assets	11,792	11,651

Total assets	$341,133	327,826

JAMES RIVER COAL COMPANY
 AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31, 2005	December 31, 2004

	(Unaudited)
Liabilities and Shareholders’ Equity

Current liabilities:
Current maturities of long-term debt	$3,600	2,700
Current installments of obligations under capital leases	374	388
Accounts payable	25,043	15,116
Accrued salaries, wages, and employee benefits	3,235	2,093
Workers’ compensation benefits	12,090	12,090
Black lung benenfits	2,600	2,600
Accrued taxes	4,326	3,530
Other current liabilities	4,654	3,633

Total current liabilities	55,922	42,150

Long-term debt, less current maturities	91,400	92,300
Other liabilities:
Noncurrent portion of workers’ compensation benefits	38,381	38,223
Noncurrent portion of black lung benefits	23,421	23,341
Pension obligations	15,206	15,744
Asset retirement obligations	15,129	14,939
Obligations under capital leases, excluding current installments	518	637
Deferred income taxes	34,569	34,615
Other	245	292

Total liabilities	274,791	262,241

Shareholders’ equity
Preferred Stock, $1.00 par value.Authorized 10,000,000 shares	—	—
Common stock, $.01 par value. Authorized 100,000,000 shares;issued and outstanding 14,740,694 and 14,715,694	147	147
Paid-in-capital	73,592	71,784
Deferred stock-based compensation	(8,900)	(7,540)
Retained earnings	1,460	1,151
Accumulated other comprehensive gain	43	43

Total shareholders’ equity	66,342	65,585

Commitments and contingencies
Total liabilities and shareholders’ equity	$341,133	327,826

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
 (unaudited)

	Successor	Predecessor

	Three Months Ended 03/31/05	Three Months Ended 03/31/04

Revenues	$97,875	80,858
Cost of sales:
Cost of coal sold	80,942	65,707
Depreciation, depletion, and amortization	9,478	9,272

Total cost of sales	90,420	74,979

Gross profit	7,455	5,879
Selling, general, and administrative expenses	5,035	3,561

Total operating income	2,420	2,318

Interest expense	2,186	403
Interest income	(21)	—
Miscellaneous income, net	(123)	(53)

Total other expense, net	2,042	350

Income before income taxes	378	411
Income tax expense	69	—

Net income attributable to common shareholders	$309	411

Earnings per common share
Basic earnings per common share	$0.02	24.33

Shares used to calculate basic earnings per share	13,800	17

Diluted earnings per common share	$0.02	24.33

Shares used to calculate dilutive earning per share	14,752	17

CONFERENCE CALL AND WEBCAST AND REPLAY:  The Company will hold a conference call with management to discuss first quarter earnings on May 3, 2005 at 11:00 a.m. Eastern Time.  The conference call can be accessed by dialing 800-289-0494, or through the James River Coal Company website at http://www.jamesrivercoal.com.  International callers, please dial 913-981-5520.  A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers.  International callers, please dial 719-457-0820: passcode 4786797.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward- looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: a change in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including contiguous reserves to those currently held by Triad; inability to sell the coal from Mine 15 into the metallurgical coal market; failure to diversify our operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; lack of availability of financing sources; the effects of regulation and competition; additional turnover of employees and independent contractors; the risk that the Company is unable to close the Triad acquisition or to successfully integrate the Triad business; and the risk factors detailed in our S-1 registration statement filed with the Securities and Exchange Commission on April 19, 2005, which factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Additional information concerning these and other factors can be found in James River Coal Company’s public filings with the Securities and Exchange Commission.